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                                                                Exhibit 4.4

                          HARRY'S FARMERS MARKET, INC.
                      NON-QUALIFIED STOCK OPTION AGREEMENT


          Optionee:                              Robert C. Glustrom
                   ---------------------------------------------------

          Number of Shares Subject to Option:                50,000
                                             -------------------------

          Exercise Price per Share:                         $ .9688
                                   -----------------------------------

          Date of Grant:                         December 13, 1999
                        ----------------------------------------------


     1.  Grant of Option.  Harry's Farmers Market, Inc. (the "Company") hereby
         ---------------
grants to the Optionee named above (the "Optionee") a Non-Qualified Stock Option to purchase, on the terms and conditions set forth in this Agreement, the number of shares indicated above of the Company's Class A Common Stock (the "Stock") at the exercise price per share set forth above (the "Option"). The Option is not granted under the Company's 1996 Director Stock Option Plan (the "Plan") or any other established plan of the Company. However, capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

     2.  Vesting of Option.  The Option shall vest (become exercisable)
         -----------------
immediately upon the issuance of the Option.

     3.  Period of Option and Limitations on Right to Exercise.  The Option
         -----------------------------------------------------
will, to the extent not previously exercised, lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Option under the circumstances described in paragraphs (b), (c) and
(d) below, provide in writing that the Option will extend until a later date:

         (a) The Option shall lapse as of 5:00 p.m., Eastern Time, on the fifth anniversary of the date of grant (the "Expiration Date").

         (b) The Option shall lapse three months after the Optionee ceases to be a Director of the Company for any reason other than the Optionee's death or Disability.

         (c) If the Optionee ceases to be a Director of the Company by reason of Disability, the Option shall lapse one year after the date the Optionee ceases to be a Director of the Company.

         (d) If the Optionee dies while serving as a Director, or during the three-month period described in subsection (b) above or during the one-year period described in subsection (c) above and before the Option otherwise lapses,
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     the Option shall lapse one year after the date of the Optionee's death.
     Upon the Optionee's death, the Option may be exercised by the Optionee's beneficiary.

     If the Optionee or his beneficiary exercises an Option after the Optionee ceases to be a Director of the Company, the Option may be exercised only with respect to the shares that were otherwise vested at the time the Optionee ceased to be a Director of the Company.

     4.  Exercise of Option.  The Option shall be exercised by written notice
         ------------------
directed to the Secretary of the Company at the principal executive offices of the Company, in substantially the form attached hereto as Exhibit A, or such
                                                          ---------
other form as the Board may approve. Unless the exercise is a broker assisted "cashless exercise" as described below, such written notice shall be accompanied by full payment in cash, shares of Stock previously acquired by the Optionee, or any combination thereof, for the number of shares specified in such written notice; provided, however, that if shares of Stock are used to pay the exercise price, such shares must have been held by the Optionee for at least six months. The Fair Market Value of the surrendered Stock as of the last trading day immediately prior to the date of the exercise shall be used in valuing Stock used in payment of the exercise price. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws, the Option may be exercised through a broker in a so-called "cashless exercise" whereby the broker sells the Option shares and delivers cash sales proceeds to the Company in payment of the exercise price. In such case, the date of exercise shall be deemed to be the date on which notice of exercise is received by the Company and the exercise price shall be delivered to the Company on the settlement date.

     Subject to the terms of this Agreement, the Option may be exercised at any time and without regard to any other option held by the Optionee to purchase stock of the Company.

     5.  Beneficiary Designation.  The Optionee, by written notice to the
         -----------------------
Committee, may designate one or more persons (and from time to time change such designation) including the Optionee's legal representative, who, by reason of the Optionee's death, shall acquire the right to exercise all or a portion of the Option. If no beneficiary has been designated or survives the Optionee, the Option may be exercised by the personal representative of the Optionee's estate. If the person with exercise rights desires to exercise any portion of the Option, such person must do so in accordance with the terms and conditions of this Agreement.

     6.  Withholding.  The Company has the authority and the right to deduct or
         -----------
withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes (including the Optionee's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. Such withholding required may be satisfied, in whole or in part, at the election of the Company, by withholding shares of Stock from the Option having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater

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amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

     7.  Limitation of Rights.  The Option does not confer to the Optionee or
         --------------------
the Optionee's personal representative any rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the exercise of the Option.

     8.  Stock Reserve.  The Company shall at all times during the term of this
         -------------
Agreement reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.

     9.  Restrictions on Transfer and Pledge.  The Option may not be pledged,
         -----------------------------------
encumbered or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or be subject to any lien, obligation or liability of the Optionee to any other party other than the Company or a Parent or Subsidiary. The Option is not assignable or transferable by the Optionee other than by will or the laws of descent and distribution or pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code; provided, however, that the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable options. The Option may be exercised during the lifetime of the Optionee only by the Optionee or any permitted transferee.

     10.  Restrictions on Issuance of Shares.  If at any time the Board shall
          ----------------------------------
determine, in its discretion, that listing, registration or qualification of the shares of Stock covered by the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

     11.  Successors.  This Agreement shall be binding upon any successor of the
          ----------
Company, in accordance with the terms of this Agreement.

     12.  Severability.  If any one or more of the provisions contained in this
          ------------
Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

     13.  Notice.  Notices and communications under this Agreement must be in
          ------
writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

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               Harry's Farmers Market, Inc.
               1180 Upper Hembree Road
               Roswell, Georgia 30076
               Attn: Harry A. Blazer

or any other address designated by the Company in a written notice to the Optionee. Notices to the Optionee will be directed to the address of the Optionee then currently on file with the Company, or at any other address given by the Optionee in a written notice to the Company.



                         [Signatures on Following Page]

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     IN WITNESS WHEREOF, Harry's Farmer's Market, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed, and the Optionee has executed this Agreement, all as of the day and year first above written.

                              HARRY'S FARMERS MARKET, INC.


                              By: /s/  Harry A. Blazer
                                  --------------------------------
                              Name: Harry A. Blazer
                              Title: President


                              OPTIONEE:


                              /s/ Robert C. Glustrom
                              --------------------------------
                              Robert C. Glustrom

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                                   EXHIBIT A
                                   ---------


                    NOTICE OF EXERCISE OF OPTION TO PURCHASE
              CLASS A COMMON STOCK OF HARRY'S FARMERS MARKET, INC.


Name:_______________________________

Address:____________________________
        ____________________________

Date:_______________________________

Harry's Farmers Market, Inc.
1180 Upper Hembree Road
Roswell, Georgia 30076
Attn:  Secretary

       Re:     Exercise of Non-Qualified Stock Option

       I elect to purchase _____________ shares of Class A Common Stock (the "Stock") of Harry's Farmers Market, Inc. (the "Company") pursuant to that certain Non-Qualified Stock Agreement dated _____________ by and between Harry's Farmers Market, Inc. and Robert C. Glustrom. The purchase will take place on the exercise date, which will be (i) as soon as practicable following the date of this notice and all other necessary forms and payments are received by the Company, unless I specify a later date (not to exceed 30 days following the date of this notice), or (ii) in the case of a broker-assisted cashless exercise (as indicated below), the date of this notice.

       On or before the exercise date (or, in the case of a broker-assisted cashless exercise, on the settlement date following the exercise date), I will pay the full exercise price in the form specified below (check one):

       [ ]  Cash Only:  by delivering a check to the Company for
            ---------
            $________________.

       [ ]  Cash and Shares:  by delivering a check to the Company for
            ---------------
            $_____________ for the part of the exercise price. I will pay the balance of the exercise price by delivering to the Company a stock certificate with my endorsement for shares of Stock of the Company that I have owned for at least six months. If the number of shares of Stock represented by such stock certificate exceeds the number needed to pay the exercise price, the Company will issue me a new stock certificate for the excess.
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       [ ]  Shares Only:  by delivering to the Company a stock certificate with
            -----------
            my endorsement for shares of Stock of the Company that I have owned for at least six months. If the number of shares of Stock of the Company represented by such stock certificate exceeds the number needed to pay the exercise price, the Company will issue me a new stock certificate for the excess.

       [ ]  Cash From Broker:  by delivering the purchase price from __________,
            ----------------
            a broker, dealer or other "creditor" as defined by Regulation T issued by the Board of Governors of the Federal Reserve System (the "Broker"). I authorize the Company to issue a stock certificate in the number of shares indicated above in the name of the Broker in accordance with instructions received by the Company from the Broker and to deliver such stock certificate directly to the Broker (or to any other party specified in the instructions from the Broker) upon receiving the exercise price from the Broker.

       On or before the Exercise Date, I will pay satisfy any applicable tax withholding obligations in the form specified below (check one):

       [ ]  Cash Only:  by delivering a check to the Company for the full tax
            ---------
            withholding amount.

       [ ]  Cash and Shares: by delivering a check to the Company for
            ---------------
            $_______________, for part of the tax withholding amount. I will pay the balance of the tax withholding amount by delivering to the Company a stock certificate with my endorsement for shares of Stock of the Company that I have owned for at least six months. If the number of shares of Stock of the Company represented by such stock certificate exceeds the number needed to pay the tax withholding amount, the Company will issue me a new stock certificate for the excess.

       [ ]  Shares Only:  by delivering to the Company a stock certificate with
            -----------
            my endorsement for shares of Stock of the Company that I have owned for at least six months. If the number of shares of Stock of the Company represented by such stock certificate exceeds the number needed to pay the tax withholding amount, the Company will issue me a new stock certificate for the excess.

       [ ]  Withholding of Shares to Cover Minimum Obligation:  by having the
            -------------------------------------------------
            Company withhold shares of Stock from the Option having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes. Only whole shares may be withheld. I will satisfy any excess withholding amount by delivering a check to the Company for the remainder of the tax withholding amount.

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       Please deliver the stock certificate to me (unless I have chosen to pay the purchase price through a Broker).

                                    Very truly yours,



                                    _________________________________
                                    Robert C. Glustrom
AGREED TO AND ACCEPTED:

HARRY'S FARMERS MARKET, INC.


By:______________________________
Name:____________________________
Title:___________________________

Number of Option Shares Exercised:___________

Number of Option Shares Remaining:___________

Date:________________________________________


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